CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375
www.cliffordchance.com
Exhibit 5.1
September 25, 2020

National Storage Affiliates Trust
8400 East Prentice Avenue, 9th Floor
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel to National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-223654) (the “Registration Statement”) under the Securities Act of 1933, as amended (the "Securities Act"). We are furnishing this letter to you in connection with the proposed issuance of up to 5,175,000 of the Company's common shares of beneficial interest, par value $0.01 per share (the "Shares") (which includes 675,000 Shares that may be purchased pursuant to the Underwriters' (as defined below) option to purchase additional Shares). Pursuant to (i) an Underwriting Agreement, dated September 22, 2020 (the "Underwriting Agreement"), by and among the Company and NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), Morgan Stanley & Co. LLC ("Morgan Stanley") and Citigroup Global Markets Inc. ("Citigroup"), as the underwriters (the "Underwriters"), Morgan Stanley and Citibank, N.A., as forward purchasers (the "Forward Purchasers"), and Morgan Stanley and Citigroup as agent for Citibank, N.A., as forward sellers (the "Forward Sellers"), the Forward Sellers will borrow from third parties and sell to the Underwriters up to 5,175,000 of the Shares (which includes 675,000 Shares that may be purchased pursuant to the Underwriters' option to purchase additional Shares) and (ii) those certain letter agreements, dated September 22, 2020 (the “Forward Sale Agreements” and, together with the Underwriting Agreement, the "Transaction Documents" ), by and between the Company and each of the Forward Purchasers, pursuant to which the Company has agreed to issue and sell, and the Forward Purchasers have agreed to purchase (subject to the Company's right to elect cash settlement or net share settlement) up to 5,175,000 of the Shares (which includes 675,000 Shares that may be purchased pursuant to the Underwriters' option to purchase additional Shares), subject to adjustment as set forth therein. The Shares issuable by the Company pursuant to the Underwriting Agreement or the Forward Sale Agreements, as the case may be, are collectively referred to herein as the "Forward Sale Shares."
In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.
Based on the foregoing and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Forward Sale Shares, when and to the extent issued and sold in accordance with the applicable Transaction Documents against payment therefor in the circumstances contemplated by the Transaction Documents, will be legally issued, fully paid and nonassessable.
This foregoing opinion is based as to matters of law solely on the applicable provisions of the Maryland REIT Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus supplement which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Clifford Chance US LLP